EXHIBIT 4.1

DIVIDEND REINVESTMENT PLAN

November 8, 2021

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

NOMAD ROYALTY COMPANY LTD.

DIVIDEND REINVESTMENT PLAN

Detailed information about the Nomad Royalty Company Ltd. (“Nomad”) Dividend Reinvestment Plan (the ”Plan”) is set out in the Plan document that follows. Shareholders should read the entire Plan document carefully before making any decision regarding participation in the Plan. In addition, if you are a non-registered holder of Shares you should refer to Section 3.1.2(ii).

Shareholders of Nomad resident in the United States should review the prospectus relating to the Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F‑3D filed with the U.S. Securities and Exchange Commission on November 9, 2021.

Features of the Plan

•	If you are a holder of common shares in the capital of Nomad (the ”Shares”), you may increase your investment in Nomad by reinvesting dividends for additional Shares.

•	Full reinvestment of dividends (less any applicable withholding tax) is achieved since the Plan permits fractions of Shares computed to six decimal places, to be credited to a Participant’s account.

•	Investments under the Plan are administered for you.

•	The Shares that are distributed under the Plan shall either be (i) issued from treasury by Nomad, or (ii) purchased by the Plan Agent (as defined below) on the open market through facilities of the Toronto Stock Exchange and/or any other alternative Canadian market.

•	Registered Shareholders (as defined below) of Shares that are eligible and elect to participate in the Plan will not pay any brokerage commissions, administrative costs or other service charges for purchases of Shares or for withdrawals and terminations under the Plan. Non-registered beneficial Shareholders that are eligible and elect to participate in the Plan may be charged fees by their intermediary through which their Shares under the Plan are held.

•	Registered Shareholders may sell Shares enrolled under the Plan through the Plan Agent.

•	Registered Shareholders that are eligible and elect to participate in the Plan will receive quarterly statements by mail which will track your investment activity. Registered Shareholders that are eligible and elect to participate in the Plan will also receive annual income tax slips. Beneficial Participants (as defined below) that are eligible and elect to participate in the Plan should contact their Intermediary (as defined below) in order to determine the type of reporting they will receive and any procedures for requesting such reporting.

Registered Shareholders - Each Registered Shareholder that is a resident of Canada, the United States, Bermuda or the Cayman Islands, is eligible to participate in the Plan as detailed in the Plan.

Beneficial Shareholders – Each Beneficial Shareholder that is a resident of that is a resident of Canada, the United States, Bermuda or the Cayman Islands, wishing to participate in the Plan should consult with their Intermediary to determine the procedures for participation in the Plan, as further discussed in the Plan. The administrative practices of Intermediaries may vary and accordingly the requirements of the Plan may not be the same as those required by Intermediaries. Some Intermediaries may require Beneficial Shareholders to become Registered Shareholders in order to participate in the Plan. Fees may be charged by some Intermediaries for Beneficial Shareholders to become Registered Shareholders and such fees will not be covered by Nomad or the agent administering the Plan.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

Dividend Reinvestment Plan

Table of Contents

1.	OVERVIEW	5

2.	DEFINITIONS	5

3.	PARTICIPATION IN THE PLAN	6

3.1	Eligibility and Enrollment	6

3.1.1	Eligibility	6

3.1.2	Enrollment	7

3.1.3	Restrictions	8

3.1.4	Ongoing Enrolment	8

3.1.5	Deemed Confirmations	8

4.	PURCHASE OF SHARES UNDER THE PLAN	8

4.1	Dividend Reinvestment, Purchase of Shares and Allocation to Participants’ Accounts	8

4.2	Price of Shares	9

5.	DISPOSITION OR WITHDRAWALS OF PLAN SHARES	10

5.1	Withdrawals	10

5.2	Sale of Plan Shares	10

5.3	No Pledge of Plan Shares	10

5.4	Remaining Plan Shares	11

6.	TERMINATION OF PARTICIPATION IN THE PLAN	11

6.1	Termination by Participant	11

6.2	Termination upon Death of a Participant	11

6.3	Termination by Nomad	12

7.	ADMINISTRATION OF PLAN	12

7.1	Registration of Plan Shares	12

7.2	Fees	12

7.3	Account Statements	12

7.4	Responsibilities of Nomad and the Plan Agent	13

8.	THE PLAN AGENT	14

8.1	Administration of the Plan	14

8.2	Dealing in Nomad Securities	14

8.3	Adherence to Regulation	14

8.4	Resignation of Plan Agent	14

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

9.	GENERAL TERMS	14

9.1	Rights Offerings	14

9.2	Stock Splits and Stock Dividends	14

9.3	Voting Rights	15

9.4	Participation by Insiders and Employees	15

9.5	Amendment, Suspension or Termination of the Plan	15

9.5.1	Suspension	15

9.5.2	Termination	15

9.6	Limit on Reinvestments in Certain Events	16

9.7	Assignment	16

9.8	Rules and Governing Law	16

9.9	Taxes Consideration	16

9.10	Withholdings	17

9.11	Risk of Market Price Fluctuations	17

9.12	Communications	17

9.13	Currency	18

9.14	Electronic Communications	18

9.15	Effective Date of the Plan	18

SCHEDULE A - CANADIAN INCOME TAX CONSIDERATIONS		19

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

DIVIDEND REINVESTMENT PLAN

1. Overview

The Dividend Reinvestment Plan (the “Plan”) offered by Nomad Royalty Company Ltd. (“Nomad”) provides a convenient way for Eligible Shareholders to reinvest cash dividends to acquire additional Shares, in a cost-effective manner. The Plan Agent purchases such Shares, as determined from time to time by Nomad, by written notice to the Plan Agent, either (i) on the open market through the facilities of the Toronto Stock Exchange and/or any other alternative Canadian market; or (ii) directly from Nomad. Therefore, the Plan also provides a means by which Nomad may retain and reinvest cash dividends and increase its equity capital.

2. Definitions

In the Plan, the following terms have the meanings indicated below.

“Applicable Discount” means the share price discount applicable under the Plan as established by Nomad from time to time within the range of nil to 5%. Any change in the Applicable Discount will be announced by news release prior to the Dividend Payment Date.

“Average Market Price” means the volume weighted average trading price of the Shares on the Toronto Stock Exchange for the five (5) trading days immediately preceding a Dividend Payment Date.

“Beneficial Participant” means an Eligible Shareholder which is a non-registered beneficial holder of Shares who has made arrangements with its Intermediary to participate in the Plan.

“Beneficial Shareholder” means a beneficial owner of Shares who holds its Shares through an Intermediary.

“Business Day” means, a day on which the Toronto Stock Exchange (or any of its successors on which the Shares are then listed for trading) is open for business.

“CDS” means CDS Clearing and Depository Services Inc., a depository service through which Intermediaries hold securities, including the Shares, on behalf of, and for the benefit of, shareholders.

“Dividend Payment Date” is the day on which dividends are paid on the Shares.

“Dividend Record Date” is the date set by Nomad for the purpose of determining the Shareholders who, for a specific dividend, are entitled to receive that dividend.

“DRS Advice” means a direct registration system advice or similar document evidencing the electronic registration of ownership of Shares.

“Eligible Shareholder” means any Shareholder of Nomad that is eligible to participate in the Plan pursuant to the criteria set forth under the heading “Eligibility and Enrollment”.

“Enrollment Form” means the Reinvestment Enrollment — Participant Declaration Form, available on Computershare’s self-service web portal at www.investorcentre.com/Nomad.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

“Intermediary” means a the financial advisor, broker, investment dealer, bank, financial institution or other nominee (excluding CDS) of a Beneficial Shareholder who is holding the Shares on behalf of such Beneficial Shareholder.

“Participant” means an Eligible Shareholder who is a Registered Shareholder or a Beneficial Shareholder of at least one (1) Share who, on the applicable record date for a cash dividend, is enrolled in the Plan.

“Plan Agent” means Computershare Trust Company of Canada or such other agent as may be designated by Nomad from time to time. The Plan is administered on behalf of Nomad by the Plan Agent.

“SEC” means the United States Securities and Exchange Commission.

“Plan Shares” means Shares which a Participant (as well as Intermediaries holding Shares on behalf of Beneficial Participants) validly elects to enroll in the Plan and all Shares acquired and held under the Plan by the Plan Agent on behalf of the Participant.

“Registered Participant” means a Participant who is a Registered Shareholder that has enrolled Shares in the Plan.

“Registered Shareholder” means a registered holder of Shares who holds a DRS Advice or share certificate(s) registered in his or her own name, in each case representing such Shares.

“Shares” means common shares in the share capital of Nomad.

“Shareholder” means a Registered Shareholder or a Beneficial Shareholder.

“U.S. Securities Act” means the Securities Act of 1933 of the United States of America, as amended.

3. Participation in the Plan

3.1 Eligibility and Enrollment

3.1.1 Eligibility

Shares are offered for sale under the Plan in Canada, the United States, Bermuda and Cayman Islands. Every Registered Shareholder who is a resident of Canada, the United States Bermuda or Cayman Islands is eligible to participate in the Plan. The distribution of Shares under the Plan in the United States is registered under the U.S. Securities Act of 1933, as amended.

Neither Nomad nor the Plan Agent will have any duty to inquire as to the residency status of the Shareholder, nor will Nomad or the Plan Agent be required to know the residency status of a Shareholder, other than as notified by a Shareholder.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

3.1.2 Enrollment

(i)	Registered Shareholders

Registered Shareholders of Shares may participate at any time in the Plan by enrolling online through the Plan Agent’s self-service web portal at www.investorcentre.com/Nomad or by downloading the Enrollment Form and duly completing and delivering it to the Plan Agent at the address referred to under the heading “Notices” below by 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Record Date for it to be effective on the applicable Dividend Payment Date. Any Enrollment Form received after such time will be processed for the next applicable Dividend Record Date. Once enrolled, a Participant will continue to be enrolled under the Plan until the Participant terminates participation in the Plan or the Plan is terminated.

(ii)	Beneficial Shareholders

Beneficial Shareholders whose Shares are not registered in their own names may participate in the Plan only (i) by transferring such Shares into their own name and enrolling directly in the Plan as a Registered Shareholder, or (ii) if such Shares are held by an Intermediary through CDS (a “CDS Participant”), arrange for their Intermediary to enrol in the Plan on their behalf by registering with CDS. If a Beneficial Shareholder holds Shares in more than one such account, or in such an account or accounts as well as in such owner’s own name, such Shares may be dealt with separately with respect to the Plan. For example, an owner can elect to participate in the Plan in respect of the Shares held in one account but not in respect of those held in another. Furthermore, if Beneficial Shareholders hold their shares through the facilities of CDS, they can arrange to treat each of such Shares separately with respect to the Plan. For example, such Beneficial Shareholders can choose to participate in the Plan in respect of some of the Shares but not in respect of others. A Beneficial Shareholder will become a Participant when an Intermediary has enrolled in the Plan on its behalf through a Registered Shareholder, such as CDS.

A Beneficial Shareholder that is an Eligible Shareholder wishing to participate in the Plan should consult with their Intermediary to determine the procedures for participation in the Plan (including withdrawal/termination) as a Beneficial Participant. The administrative practices of Intermediaries may vary and accordingly the requirements set out in the Plan may not be the same as those required by Intermediaries. Some Intermediaries may require Beneficial Shareholders to become Registered Shareholders in order to participate in the Plan. Fees may be charged by some Intermediaries for Beneficial Shareholders to become Registered Shareholders and such fees will not be covered by Nomad or the Plan Agent.

An Intermediary that is a CDS Participant must, in respect of its Beneficial Shareholders that are to participate as Beneficial Participants, provide notice to CDS of such participation in the Plan for each specific dividend in accordance with the requirements of CDS.

Beneficial Shareholders in the United States whose Shares are registered through The Depository Trust Company are not currently eligible for participation in the Plan as, in 2014, The Depository Trust Company announced it had terminated its participation in dividend reinvestment plans for Canadian securities. If a Shareholder is a beneficial owner whose Shares are registered in the name of The Depository Trust Company, he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole Shares into his or her name and then enrolling such Shares in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the holder’s Shares to transfer all or any number of whole Shares into CDS and enrol in the Plan on the Shareholder’s behalf.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

3.1.3 Restrictions

Nomad may, in its sole discretion, determine from time to time that any Shareholder or group of Shareholders may not participate or continue to participate in the Plan. Without limiting the generality of the foregoing, Nomad may deny the right to participate in the Plan to any Shareholder if Nomad has reasons to believe that such Shareholder has been engaging in market activities, or has been artificially accumulating securities of Nomad, for the purpose of taking undue advantage of the Plan to the detriment of Nomad.

Nomad reserves the right to deny participation in the Plan, and to not accept enrolment from, any person or agent of such person who appears to be, or who Nomad has reason to believe is, subject to the laws of any jurisdiction that does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Intermediaries may not allow participation in the Plan and Nomad is not responsible for monitoring or advising which Intermediaries allow participation.

3.1.4 Ongoing Enrolment

Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan.

3.1.5 Deemed Confirmations

By enrolling in the Plan, whether directly as a Registered Shareholder or indirectly as a Beneficial Shareholder through an Intermediary, a Participant is deemed to have:

(i)	represented and warranted to Nomad and the Plan Agent that they are eligible to participate in the Plan;

(ii)

appointed the Plan Agent to receive from Nomad, and directed Nomad to credit to the Plan Agent, all dividends (less any applicable withholding taxes) payable in respect of all Shares registered in the name of the Shareholder and enrolled in the Plan or held under the Plan for its account, or, in the case of a Beneficial Shareholder enrolled indirectly through an Intermediary, that is enrolled on its behalf in the Plan;

(iii)

authorized and directed the Plan Agent to reinvest on behalf of the Participant such dividends (less any applicable withholding taxes) in Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions of the Plan; and

(iv)	acknowledged and agreed to the limitations on liability as set out in Section 7.4 of the Plan.

4. Purchase of Shares Under the Plan

4.1 Dividend Reinvestment, Purchase of Shares and Allocation to Participants’ Accounts

Under the Plan, cash dividends paid on each Plan Share are reinvested for the purchase of Shares, without brokerage commissions, administrative costs or other service charges with respect to the purchases of such Shares.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

Subject to Section 9.6, on each Dividend Payment Date, Nomad will pay all cash dividends payable on the Shares that are enrolled in the Plan to the Plan Agent. The dividends on Plan Shares will, in turn, be reinvested in additional Plan Shares. At Nomad’s sole election, the Plan Agent shall use those funds (less any withholdings under applicable tax laws) to (i) purchase newly issued Shares from Nomad (a “Treasury Purchase”), or (ii) purchase Shares on the open market through facilities of the Toronto Stock Exchange and/or any other alternative Canadian market (a “Market Purchase”). Such determination by the Corporation, and the determination of any Applicable Discount in the case of a Treasury Purchase, shall be provided to the Plan Agent by written notice. Following each Dividend Payment Date, each Participant’s account will be credited with that number of Plan Shares, including fractions computed to six decimal places, which is equal to the aggregate dividend amount to be invested for such Participant’s account divided by the applicable price per Plan Share calculated pursuant to the method described in Section 4.2 below.

Nomad has no basis for estimating precisely either the number of Shares that may be issued under the Plan or the prices at which Shares may be issued. The proceeds received by Nomad from the issue of new Shares under the Plan pursuant to Treasury Purchase will be used for general corporate purposes.

Once enrolled in the Plan, future cash dividends (less any withholdings under applicable tax laws) on all, or such specified portion, of the Plan Shares, whether held at the time of enrolment in the Plan or acquired subsequently, are reinvested under the Plan.

4.2 Price of Shares

Neither Nomad nor the Plan Agent will exercise any direct or indirect control over the price paid for Plan Shares purchased under the Plan.

The purchase price of the Shares acquired under the Plan on each Dividend Payment Date will depend on whether the Plan Agent purchases such Shares by way of a Treasury Purchase or a Market Purchase. The purchase price allocation for each Share acquired by the Plan Agent under the Plan will be:

•	in the case of a Treasury Purchase, the Average Market Price less any Applicable Discount; or

•	in the case of a Market Purchase, the average price (excluding any brokerage commissions, administrative costs or other service charges) per Share paid by the Plan Agent for all Shares so acquired.

The Shares will be purchased within one (1) Business Day at any point during the three (3) Business Days following the Dividend Payment Date.

Nomad will announce by way of press release and in dividend announcements whether purchases of Shares under the Plan will be made by way of a Treasury Purchase or a Market Purchase and any Applicable Discount for Treasury Purchases in connection with the reinvestment of dividends.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

5. Disposition or Withdrawals of Plan Shares

5.1 Withdrawals

Whole Shares may be withdrawn from a Registered Participant’s account under the Plan by sending a request to the Plan Agent in a form acceptable to the Plan Agent, by duly completing the withdrawals instructions on the reverse of the periodic statement of account received by a Registered Participant or by notifying the Plan Agent. Any written notice provided to the Plan Agent must be signed by the Registered Participant or his or her agent. Alternatively Registered Participants may withdraw from the Plan by submitting the request online through the Plan Agent’s web portal, www.investorcentre.com/Nomad, or as otherwise identified from time to time by the Plan Agent. Fractional Shares may not be withdrawn.

On receipt of a withdrawal request, the Plan Agent will withdraw the specified number of whole Shares from the Registered Participant’s account and deliver a DRS Advice, certificate or other evidence of such Shares registered in the Registered Participant’s name. This may take up to two (2) weeks.

If a Registered Participant withdraws less than all of his, her or its Shares held under the Plan, cash dividends paid on the remaining Shares held under the Plan will continue to be reinvested in Shares under the Plan.

Beneficial Participants should consult their Intermediaries to determine the procedures for withdrawing Shares from the Plan.

5.2 Sale of Plan Shares

A Registered Participants may request the sale of any number of whole Plan Shares without terminating the Registered Participant’s participation in the Plan by duly completing the selling instructions located on the reverse of the selling Registered Participant’s periodic statement of account or by notifying the Plan Agent in writing. Any written notice provided to the Plan Agent must be signed by the selling Registered Participant or his or her agent. Alternatively, Registered Participants may sell their Plan Shares by submitting the request online through the Agent’s web portal, www.investorcentre.com/Nomad, or as otherwise identified from time to time. Upon receipt of such a request, the Plan Agent will as soon as practicable arrange for the sale of such Plan Shares through a registered broker-dealer selected by the Plan Agent from time to time. Any requests for sale of whole Plan Shares without terminating participation in the Plan will be processed as soon as practicable. The selling Registered Participant will be charged brokerage commissions and transfer taxes, if any, which will be deducted from the cash proceeds of the sale to be paid to the selling Registered Participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the registered broker-dealer. Plan Shares that are sold may be commingled with Plan Shares of other Participants to be sold on the open market and the sale price of such shares will be the average sale price of all Plan Shares commingled and sold on the same day. The Plan Agent can only sell Shares acquired under the Plan.

Beneficial Participants should consult their Intermediaries to determine the procedures for the sale of their Plan Shares.

5.3 No Pledge of Plan Shares

Plan Shares may not be pledged, hypothecated, assigned or otherwise disposed of or transferred by a Participant while such Shares remain in the Plan. A Participant who wishes to pledge, hypothecate, assign, dispose of or otherwise transfer all or any portion of their Shares in the Plan must first withdraw such Shares from the Plan prior to such pledge, hypothecation, assignment, disposal or transfer.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

5.4 Remaining Plan Shares

If a Participant sells or withdraws less than all of their Plan Shares, dividends paid on their remaining Plan Shares will continue to be reinvested in Shares under the Plan.

6. Termination of Participation in the Plan

6.1 Termination by Participant

Participation in the Plan may be terminated by a Registered Participant at any time by sending a request to the Plan Agent in a form acceptable to the Plan Agent by duly completing the termination instructions on the reverse of the periodic statement of account received by a Registered Participant or by notifying the Plan Agent. Any written notice provided to the Plan Agent must be signed by the Registered Shareholder or his or her agent. Alternatively Registered Participants may terminate from the Plan by submitting the request online through the Agent’s web portal, www.investorcentre.com/Nomad , or as otherwise identified from time to time. Participation in the Plan may be terminated by a Beneficial Participant by giving notice to its Intermediary through which its Shares are held, subject to such Intermediary’s compliance with the requirements of the Plan.

A request for termination that is received by the Plan Agent will become effective as soon as practicable. On closing a Registered Participant’s account under the Plan (and after any funds paid by Nomad to the Plan Agent have been re-invested into additional Shares where such termination becomes effective between a Dividend Record Date and Dividend Payment Date), a DRS Advice, certificate or other evidence of such whole Shares and a cheque for payment for any fraction of a Plan Share held in the Registered Participant’s account will be issued and sent to the Registered Participant. The amount of the payment for any such fraction will be determined by the prevailing market price received at the time of sale.

6.2 Termination upon Death of a Participant

Where the Plan Agent has received written notice of the death of a Registered Participant, with written instructions from a person acting in a representative or fiduciary capacity and satisfactory evidence of their proof of appointment and authority to act, the Registered Participant’s participation in the Plan will automatically terminate. In such circumstances (and after any funds paid by Nomad to the Plan Agent have been reinvested into additional Plan Shares where such termination becomes effective between a Dividend Record Date and Dividend Payment Date), a DRS Advice, certificate or other evidence of the Shares will be issued in the name of the deceased Registered Participant or in the name of the estate of the deceased Registered Participant and sent to the representative of the deceased Registered Participant along with a cheque for payment for any fraction of a Plan Share held in deceased Registered Participant’s account based on the prevailing market price at the time of sale.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

6.3 Termination by Nomad

Nomad reserves the right to terminate a Participant’s participation in the Plan at any time if there is less than one Share recorded in the Participant’s account or the Participant cannot be contacted at the addresses given by the Participant.

7. Administration of Plan

7.1 Registration of Plan Shares

All whole and fractional Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee and the appropriate number of whole and fractional Plan Shares will be credited to the account of Registered Participants or, in the case of Beneficial Participants, in the name of CDS or its successor, who will credit the Intermediaries, as applicable. Fractional Shares held under the Plan are computed to six decimal places. DRS Advice, certificate or other evidence of such Shares are not issued to Participants for Shares while held under the Plan. Upon withdrawal of any Plan Shares or termination of a Registered account, the Plan Agent will issue DRS Advices on all new share issuances and/or transfers other than when specifically requested by the Registered Participant or its representative to issue a share certificate.

7.2 Fees

There are no brokerage commissions, administrative costs or other service charges payable by Registered Participants with respect to the purchase, receipt or administration of Shares under the Plan. All such costs, including the Plan Agent’s fees and expenses, are paid by Nomad.

Registered Participants are responsible for all applicable brokerage commissions and transfer taxes, if any, incurred in connection with the sale of Plan Shares by the Plan Agent on behalf of any Participant.

Beneficial Participants may be charged fees by their Intermediary through which their Shares under the Plan are held.

7.3 Account Statements

The Plan Agent will maintain an account for each Registered Participant in the Plan. An unaudited statement of account regarding the purchases under the Plan will be mailed to each Registered Participant on a quarterly basis (or at such other frequency determined by Nomad) and setting out, amongst other things, the number of Plan Shares purchased through the Plan and the applicable Average Market Price per Plan Share. The statement of account will be mailed as soon as practicable after each Dividend Payment Date. Such statements will constitute a Registered Participant’s continuing record of the date and valuation of the acquisition of Plan Shares and should be retained for income tax purposes. Registered Participant’s tax information will be mailed annually.

Beneficial Participants should contact their Intermediary in order to determine the type of reporting they will receive and any procedures for requesting such reporting.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

7.4 Responsibilities of Nomad and the Plan Agent

None of Nomad, the Plan Agent or any director, officer or employee thereof shall be liable for any act, or for any omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

(i)

with respect to any determination made by Nomad or the Plan Agent regarding a Shareholder’s eligibility to participate in the Plan or any component thereof, including cancellation of a Participant’s participation for failure to satisfy eligibility requirements;

(ii)

with respect to any continued enrollment in the Plan of any Registered Shareholder or Beneficial Shareholder until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(iii)

with respect to any failure by CDS, a CDS Participant or an Intermediary to enroll or not enroll any Beneficial Shareholder in the Plan (or, as applicable, any Shares held on such Beneficial Shareholder’s behalf) in accordance with the Beneficial Shareholder’s instructions or to not otherwise act upon a Beneficial Shareholder’s instructions;

(iv)	with respect to the prices and times at which Shares are purchased or sold under the Plan;

(v)

arising out of failure to terminate a Registered Participant’s or Beneficial Participant’s account upon such Registered Participant’s or Beneficial Participant’s death prior to receipt by the Plan Agent of notice in writing of such death;

(vi)	arising out of actions or responsibilities of any Intermediaries acting on behalf of Beneficial Participants;

(vii)	with respect to a request that is not fully compliant with applicable laws;

(viii)	actions taken as a result of inaccurate and incomplete information or instructions from Participant or their Intermediary;

(ix)	with respect to any taxes or other liabilities payable by a Shareholder in connection with their Shares or participation under the Plan;

(x)	with respect to any decision to amend or terminate the Plan in accordance with the terms hereof; or

(xi)	as a result of any fluctuations of exchange rates or any currency conversion performed by the Plan Agent.

Participants should recognize that neither Nomad nor the Plan Agent can assure a profit or protect them against a loss on the Plan Shares purchased or sold under the Plan from time to time.

Nomad and the Plan Agent shall have the right to reject any request regarding enrollment, purchase, sale, withdrawal or termination from this Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of Nomad and/or the Plan Agent.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

8. The Plan Agent

8.1 Administration of the Plan

Nomad may from time to time appoint a Plan Agent to administer the Plan on its behalf and the Participants, pursuant to the agreement between Nomad and the Plan Agent. Such agreement may be terminated by Nomad or the Plan Agent in accordance with its terms.

8.2 Dealing in Nomad Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of Nomad and will not, to the extent permitted by law, be liable to account to Nomad or to Participants in respect of such dealings.

8.3 Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

8.4 Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between Nomad and the Plan Agent, in which case Nomad will appoint another agent as the Plan Agent.

9. General Terms

9.1 Rights Offerings

If Nomad issues rights to its Shareholders to subscribe for additional Shares or other securities, then rights certificates in respect of whole rights will be issued by Nomad to each Participant (as well as Intermediaries holding Shares on behalf of Beneficial Participants) in respect of the Plan Shares held for the Participant under the Plan on the record date for the rights issue. No rights will be issued on a fraction of a Share held in the account of a Participant or Beneficial Participant. Beneficial Participants should consult their Intermediary to determine the procedures for rights offerings.

9.2 Stock Splits and Stock Dividends

If Shares are distributed pursuant to a stock split or stock dividend on Nomad’s Shares, such Shares received by the Plan Agent for Participants under the Plan will be retained by the Plan Agent and credited proportionately to the respective accounts of Participants (as well as Intermediaries holding Shares on behalf of Beneficial Participants). Beneficial Participants should consult their Intermediary to determine the procedures for stock splits and stock dividends.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

9.3 Voting Rights

Shares held for a Registered Participant’s account under the Plan will be voted in accordance with the instructions of the Registered Participant given on a form to be furnished to the Registered Participant by the Plan Agent. Shares enrolled in the Plan for which instructions are not received will not be voted. Shares under the Plan held by the Plan Agent representing fractional interests in Shares will not be voted.

Beneficial Participants wishing to vote Shares held for their benefit under the Plan should consult their Intermediary to determine the procedures for voting such Shares.

9.4 Participation by Insiders and Employees

Insiders and employees of Nomad may elect to participate in the Plan, provided however such persons may only submit an enrolment form and may only vary or terminate their participation in the Plan when they are not subject to a blackout period or otherwise not permitted to trade under Nomad’s Insider Trading Policy.

Notwithstanding any other provision of the Plan, Shareholders may not enroll, terminate or change the number of shares enrolled in the Plan at any time when they have knowledge of an undisclosed material fact or material change with respect to Nomad or when they are prohibited from doing so under Nomad’s disclosure and/or trading policies.

9.5 Amendment, Suspension or Termination of the Plan

Nomad reserves the right to amend, suspend or terminate the Plan at any time, but any such action shall not have retroactive effect that would prejudice the then-existing interests of the Participants. All amendments to the Plan must be pre-cleared by applicable securities regulators and stock exchanges (including the Toronto Stock Exchange, the New York Stock Exchange and, to the extent applicable, any other stock exchange on which the Shares may from time to time be listed and posted for trading) to the extent required by law or stock exchange rules. Affected Participants (as well as Intermediaries holding Shares on behalf of Beneficial Participants) will be notified of any amendment to or suspension or termination of the Plan by written notice or announcement by news release or posting to the website of Nomad.

9.5.1 Suspension

In the event of suspension of the Plan, no dividend reinvestment will be made under the Plan from and including the effective date of such suspension. Any cash dividend received on or after the effective date of suspension will be paid to the Participants (as well as Intermediaries holding Shares on behalf of Beneficial Participants) in cash.

9.5.2 Termination

In the event of termination of the Plan, the Plan Agent will promptly send to each Participant (a DRS Advice, certificate or other evidence of the whole Shares held for such Participant under the Plan and a cash payment for any fractional interest in a Plan Share. The amount of the payment for any such fraction will be determined by the prevailing market price received at the time of sale.

Beneficial Participants should consult their Intermediary to determine the procedures of the Intermediary in the event of a suspension of termination of the Plan.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

9.6 Limit on Reinvestments in Certain Events

The number of Shares issuable under the Plan is subject to certain limits adopted by Nomad pursuant to applicable securities laws and the rules of the stock exchanges on which the Shares may from time to time be listed and posted for trading. If issuing Shares under the Plan would result in Nomad exceeding the limit and Nomad determines not to issue Shares in respect of a particular Dividend Payment Date, Participants will receive from the Plan Agent cash dividends for the dividends that are not reinvested in Shares (without interest or deduction thereon, except for any applicable withholding taxes). Nomad will be under no obligation to issue Shares to Participants under the Plan where Nomad exceeds the maximum number of Shares that may be issued under the Plan. Nomad will be under no obligation to issue Shares on a pro rata basis to Participants under the Plan where Nomad exceeds the maximum number of Shares that may be issued under the Plan.

9.7 Assignment

The right to participate in the Plan is not assignable by a Participant.

9.8 Rules and Governing Law

Nomad may from time to time adopt rules and regulations to facilitate the administration of the Plan and to comply with applicable law, including Canadian, United States and other securities laws, and such rules and regulations will be binding on all Participants (as well as Intermediaries holding Shares on behalf of Beneficial Participants) when adopted (including those who may have already become Participants). Nomad also reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure its efficient and equitable operations in the best interests of Nomad. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by Nomad.

The Plan shall be governed and construed in accordance with the laws in force of the province of Québec and the federal laws of Canada applicable therein.

9.9 Taxes Consideration

Participants should consult their tax advisors concerning the tax implications of their participation in the Plan. The reinvestment of dividends in Shares does not relieve the Participant of any liability for income tax which may have been otherwise payable on such dividends.

A summary of the principal Canadian income tax considerations is contained in Schedule A attached to the Plan.

A summary of the principal United Stated federal income tax considerations is contained in Nomad’s Registration Statement on Form F‑3D filed with the SEC on November 9, 2021.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

9.10 Withholdings

The Plan is subject to any withholding obligations that Nomad may have with respect to taxes or other charges under applicable laws, and any amounts to be reinvested hereunder shall be net of any amounts required to be withheld.

9.11 Risk of Market Price Fluctuations

Participants should recognize that there is no assurance that, in the future, dividends will be declared in any particular amount, at any particular time, or at all on the Shares. Investment by Participants in the Shares acquired under the Plan is no different from an investment in the Shares directly held. Accordingly, neither Nomad nor the Plan Agent can assure a profit or protect the Participants against a loss on the Shares purchased or sold under the Plan and each Participant shall bear the risk of loss and realize the benefits of any gain from market price changes with respect to the Shares purchased or sold under the Plan. Risks relating to an investment in the Shares are generally described and updated from time to time in Nomad’s public disclosure record, as available in Canada on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and in the United States on the SEC’s Next-Generation Electronic Data Gathering and Retrieval system (EDGAR) at www.sec.gov.

9.12 Communications

(i)	Communications with the Plan Agent

Communications to the Plan Agent and requests for forms or information regarding the Plan may be directed:

by phone to:	1-800-564-6253 (Toll Free – Canada and United States) or 1-514-982-7555 (Outside North America)

to the website: www.investorcentre.com/Nomad

by mail to:	Computershare Trust Company of Canada 100 University Avenue, 8th Floor, North Tower Toronto, Ontario M5J 2Y1 Attn: Dividend Reinvestment Department

(ii)	Communications with Nomad

Communications to Nomad may be directed:

by mail to:	Nomad Royalty Company Ltd. 1275 Av. des Canadiens-de-Montréal, Suite 500 Montreal, Québec H3B 0G4 Attn: Corporate Secretary

by email to: corporatesecretary@nomadroyalty.com

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

(iii)	Notices to Participants

Notices to a Participant shall be mailed to the most recent address of the Participant on the records of Nomad maintained by the Plan Agent. Participants must notify the Plan Agent promptly in writing of any change of address.

9.13 Currency

All monetary amounts identified in the Plan are stated in Canadian dollars.

9.14 Electronic Communications

References in this Plan to the delivery of instructions, notices or other documents in writing will be deemed to include, subject to the adoption of rules or regulations by Nomad, delivery by electronic means, including the Internet.

9.15 Effective Date of the Plan

The effective date of this Plan is November 8, 2021.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

SCHEDULE A - CANADIAN INCOME TAX CONSIDERATIONS

Summary of Principal Canadian Income Tax Considerations

The following summary describes the principal Canadian federal income tax consequences generally applicable, as of the effective date of the Plan, to a Participant in the Plan who acquires, as beneficial owner, Shares pursuant to the Plan. It is assumed for the purposes of this summary that the participant deals at arm’s length and is not affiliated with Nomad as such terms are defined for the purposes of the Income Tax Act (Canada) (the “Tax Act”).

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) prior to the effective date of the Plan and on the current published administrative policies and assessing practices of the Canada Revenue Agency on the effective date of the Plan. No assurance can be made that the tax proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect a participant in the Plan.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made. Consequently, prospective participants are advised to consult their own tax advisors with respect to their particular circumstances. This summary does not address any tax considerations applicable to persons other than participants in the Plan and such persons should consult their own tax advisors regarding the consequences of acquiring, holding and disposing of Shares under the Tax Act and under the tax laws of any jurisdiction in which they may be subject to tax.

This summary is not applicable to a participant: (i) that is a “financial institution” for the purposes of the “mark-to-market” rules contained in the Tax Act; (ii) that is a “specified financial institution”; (iii) an interest in which would be a “tax shelter investment”; (iv) that has elected to report its Canadian tax results in a currency other than the Canadian currency; (v) that enters into a “derivative forward agreement” in respect of Shares; (vi) that has entered into or will enter into a “synthetic disposition arrangement”, a “derivative forward agreement”, a “dividend rental arrangement” or a “securities lending arrangement” with respect to Shares; or (vii) that is a corporation and is, or becomes as part of a transaction or event or series of transactions or events that include the acquisition of Shares, controlled by a non-resident corporation and in respect of which a subsidiary of Nomad is, or would at any time be, a “foreign affiliate”, as all of those terms are defined in the Tax Act. Any such participant should consult its own tax advisor with respect to an investment in Shares.

Currency

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Share expressed in a currency other than Canadian dollars, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the relevant rate of exchange required under the Tax Act.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times for purposes of the Tax Act, (a) is, or is deemed to be, resident in Canada, and (b) acquires and holds his Shares, and will hold all Shares acquired under the Plan, as capital property (a “Resident Participant”). Generally, Shares are considered to be capital property to a Resident Participant unless they are held in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Resident Participants whose Shares do not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Participants are advised to consult their own tax advisors to determine whether such an election is available and desirable in their particular circumstances.

Dividends

A Resident Participant will be subject to tax under the Tax Act on all dividends paid on Shares (including where such shares are held of record by the Plan Agent for the account of the Participant pursuant to the Plan) which are reinvested in Shares under the Plan (as well as on any dividends deemed under the Tax Act to be received on Shares) in the same manner as the Participant would have been if such dividends had been received directly by the Participant. Such dividends paid to (or deemed to be received by) a Resident Participant who is an individual (including most trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by Nomad as “eligible dividends.” There may be limitations on the ability of Nomad to designate dividends as “eligible dividends.”

A Resident Participant that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Participant that is a corporation as proceeds of disposition or as a capital gain. Resident Participants that are corporations should consult their own tax advisors having regard to their own circumstances.

Dividends received by a Resident Participant who is an individual (including certain trusts) may result in such Participant being liable for alternative minimum tax under the Tax Act. Resident Participants who are individuals should consult their own advisors in this regard.

A Resident Participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received or deemed to be received on the Shares to the extent that such dividends are deductible in computing the participant’s taxable income.

The cost for tax purposes to a participant of Shares purchased on the reinvestment of dividends made by the Resident Participant to the Plan Agent will be the Canadian dollar equivalent of the price paid by the Agent for the Shares. The cost of such Shares will be averaged with the adjusted cost base of all other Shares held by the Participant at the time such Shares are acquired for purposes of subsequently computing the adjusted cost base of each such Share owned by the Participant.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

Dispositions

On a disposition or deemed disposition of a Share (including by the Plan Agent on behalf of the Resident Participant when the Resident Participant instructs the Plan Agent to sell Shares credited to him or her under the Plan), the Resident Participant will realize a capital gain (or capital loss) equal to the amount by which the Participant’s proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the Participant’s adjusted cost base of the Share. Proceeds of disposition will not include an amount that is otherwise required to be included in the Resident Participant’s income. The payment of cash in respect of any fraction of a Share on termination of participation in the Plan will constitute a disposition of such fraction of a Share for proceeds of disposition equal to the cash payment.

Generally, one-half of any capital gain (a taxable capital gain) realized by a Resident Participant in a taxation year must be included in computing the Participant’s income for the year, and one-half of any capital loss (an allowable capital loss) realized by a Resident Participant in a taxation year must be deducted from taxable capital gains realized by the participant in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Taxable capital gains realized by a Resident Participant who is an individual (including certain trusts) may give rise to liability for alternative minimum tax depending on the Participant’s circumstances. A Resident Participant that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains.

Under specific rules in the Tax Act, any capital loss realized by a Resident Participant that is a corporation on the disposition of a Share may be reduced by the amount of certain dividends which were received or were deemed to have been received on such Share (or on a share for which such Share has been substituted). Similar rules may apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Participants should consult their own tax advisors for specific advice regarding the application of the relevant “stop-loss” provisions in the Tax Act.

A Resident Participant will not realize any capital gain upon withdrawal from or termination of the Plan for the whole Shares credited to the Participant’s account.

Non-Residents of Canada

The following summary is generally applicable to a participant under the Plan who, at all relevant times for purposes of the Tax Act and any applicable tax treaty or convention (a) is not, and is not deemed to be, resident in Canada, and (b) does not use or hold, and is not deemed to use or hold, Shares in the course of carrying on a business in Canada (a “non-resident participant”). Special rules which are not discussed in this summary may apply to a non-resident participant that is an insurer which carries on an insurance business in Canada and elsewhere.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

Dividends

Dividends paid or credited (or deemed to be paid or credited) on Shares to a Non-Resident Participant (including where such Shares are held of record by the Plan Agent for the account of the Non-Resident Participant pursuant to the Plan) are generally subject to Canadian withholding tax, whether or not such dividends are reinvested under the terms of the Plan. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable tax treaty or convention. Under the Canada-United States Tax Convention (1980) (the “U.S. Treaty”), a Participant who is resident in the United States for the purposes of the U.S. Treaty and who is entitled to the benefits of such treaty will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the U.S. Treaty, dividends may be exempt from Canadian withholding tax if paid to certain Non-Resident Participants that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations, or are qualifying trusts, companies, organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits which are exempt from tax in the U.S., and that have complied with specific administrative procedures. Dividends to be reinvested in Shares under the Plan for Non-Resident Participants will be reduced by the amount of any applicable Canadian withholding tax.

Dispositions

A Non-Resident Participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition (or deemed disposition) of a Share (including by the Plan Agent on behalf of the Non-Resident Participant when the Non-Resident Participant instructs the Plan Agent to sell Shares credited to him or her under the Plan) unless the Share constitutes “taxable Canadian property” at the time of the disposition and the Non-Resident Participant is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident.

Generally, Shares will not be taxable Canadian property to a Non-Resident Participant at a particular time provided that the Shares are listed on a designated stock exchange (such as the Toronto Stock Exchange or the New York Stock Exchange) at that time, unless at any time during the 60-month period that ends at that time: (i) one or any combination of (a) the Non-Resident Participant, (b) persons with whom the Non-Resident Participant does not deal at arm’s length and/or (c) partnerships in which the Non-Resident Participant or a person described in (b) holds a membership interest (directly or indirectly through one or more partnerships), own 25% or more of the issued Shares of any class or series of Nomad, and (ii) more than 50% of the fair market value of the Shares was derived directly or indirectly from any combination of: (a) real or immovable property situated in Canada, (b) ”Canadian resource property” (within the meaning of the Tax Act), (c) “timber resource property” (within the meaning of the Tax Act), or (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not such property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a Share could be deemed to be taxable Canadian property.

Even if a Share is considered to be taxable Canadian property of a Non-Resident Participant at the time of its disposition, a capital gain realized on the disposition may nevertheless be exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention.

Nomad Royalty Company Ltd.

Dividend Reinvestment Plan

Under the U.S. Treaty, a capital gain realized on the disposition of a Share by a Non-Resident Participant who is entitled to the benefits of such treaty generally will be exempt from tax under the Tax Act except where the Share at the time of disposition derives its value principally from real property situated in Canada including rights in respect of Canadian resource property.

Generally, if a Share constitutes taxable Canadian property to a Non-Resident Participant at the time of its disposition and any capital gain realized by the participant on the disposition is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty or convention, the participant will be required to include one-half of the amount of the capital gain in its “taxable income earned in Canada” for the year of disposition as a taxable capital gain. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a Non-Resident Participant in a taxation year from the disposition of taxable Canadian property may be deducted as an allowable capital loss from any taxable capital gains realized by the participant in the year from the disposition of taxable Canadian property. If allowable capital losses for a year exceed taxable capital gains from the disposition of taxable Canadian property, the excess may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year from net taxable capital gains realized in such years from the disposition of taxable Canadian property to the extent and in the circumstances prescribed by the Tax Act. Non-Resident Participants who dispose of taxable Canadian property are required to file a Canadian income tax return for the year of disposition, including where any resulting capital gain is not subject to tax under the Tax Act by virtue of an applicable income tax treaty or convention.

A Non-Resident Participant will not realize any capital gain upon withdrawal from or termination of the Plan for the whole Shares credited to the Non-Resident Participant’s account.

Non-Resident Participant who may hold Shares as taxable Canadian property should consult their own tax advisors.